UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PENN Entertainment, Inc.

(Name of Registrant as Specified In Its Charter)

HG VORA CAPITAL MANAGEMENT, LLC

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

DOWNRIVER SERIES LP – SEGREGATED PORTFOLIO C

PARAG VORA

JOHNNY HARTNETT

CARLOS RUISANCHEZ

WILLIAM CLIFFORD

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 7, 2025, HG Vora Capital Management, LLC and certain of its affiliates, the beneficial owners of approximately 4.80% of the outstanding common stock of PENN Entertainment, Inc. (NASDAQ: PENN) filed the following lawsuit in the United States District Court for the Eastern District of Pennsylvania:

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

HG VORA CAPITAL MANAGEMENT, LLC, HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD., and DOWNRIVER SERIES LP – SEGREGATED PORTFOLIO C, on behalf of themselves and derivatively on behalf of PENN ENTERTAINMENT, INC.,

Plaintiffs,

-against-

PENN ENTERTAINMENT, INC., JAY SNOWDEN, VIMLA Black-Gupta, Anuj Dhanda, David Handler, Marla Kaplowitz, Jane Scaccetti, Barbara Shattuck Kohn, RONALD NAPLES, and SAUL REIBSTEIN

Defendants,

-and-

PENN ENTERTAINMENT, INC.,

Nominal Defendant.

Case No.: DEMAND FOR JURY TRIAL

VERIFIED COMPLAINT

HG Vora Capital Management, LLC, HG Vora Special Opportunities Master Fund, Ltd., and Downriver Series LP – Segregated Portfolio C (collectively, “HG Vora” or “Plaintiffs”) hereby assert the following Verified Complaint against Defendant and Nominal Defendant PENN Entertainment, Inc. (“PENN” or the “Company”), Jay Snowden, Vimla Black-Gupta, Anuj Dhanda, David Handler, Marla Kaplowitz, Saul Reibstein, Jane Scaccetti, Ronald Naples, and Barbara Shattuck Kohn (collectively, the “Director Defendants,” and, together with PENN, the “Defendants”).

NATURE OF THE CASE

1.       In Pennsylvania, shareholder rights to elect directors of corporations are sacrosanct. See Pennsylvania’s Business Corporation Law (“BCL”), 15 Pa.C.S. § 1725. So essential are they to the proper functioning of Pennsylvania corporations that Pennsylvania courts have described them as “fundamental,” Reifsnyder v. Pittsburgh Outdoor Advert. Co., 405 Pa. 142, 149 (1961), and necessary to “ensure corporate democracy.” Jewelcor Mgmt., Inc. v. Thistle Grp. Holdings, Co., 60 Pa. D. & C.4th 391 (Com. Pl. 2002). In utter contempt of those core democratic principles, Defendants manipulated the corporate machinery and violated the BCL when they reduced the number of seats up for election at the Company’s upcoming annual meeting of shareholders (the “2025 Annual Meeting”) in response to HG Vora’s nomination of highly qualified independent candidates for election to the Company’s Board of Directors (the “Board”). Defendants proceeded to violate the federal securities laws by making materially false and misleading statements and omissions in their proxy materials filed with the United States Securities and Exchange Commission (“SEC”) about their misconduct. Defendants’ actions cannot stand.

2.       PENN is a Pennsylvania-incorporated gaming and entertainment company that operates casinos, resorts, and racetracks across North America. For most of its history, PENN’s cornerstone has been its brick-and-mortar casino business, which consistently turned-out reliable income and steady profits.

3.       More recently, PENN began developing its “Interactive” segment, which focuses on digital games and online sports betting. This segment took on increased importance in January 2020 when the Company promoted Defendant Jay Snowden (its then-Chief Operating Officer) to Chief Executive Officer (“CEO”). Upon his promotion, Snowden quickly announced that the Company would realign its priorities to emphasize digital growth, touting the Company’s acquisition of an approximate 36% stake in Barstool Sports, Inc. (“Barstool Sports”) and the launch of a mobile sports betting product.

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4.       In subsequent years, and at the direction of Snowden and the other Director Defendants, PENN continued to pursue an aggressive strategy that prioritized growing its Interactive business at any expense. This included the reckless spending of nearly $4 billion on poorly negotiated and overpriced deals, gross mismanagement, and steep operating losses.

5.       Under Snowden’s tenure, PENN has lagged a staggering 121% behind the S&P 500 and 94% behind its peers in the gaming industry. Notwithstanding that, the Board has continued to enable and encourage Snowden’s risky decision-making and mismanagement by lavishing him with an inflated compensation package that includes nearly $200 million in equity grants. Indeed, a 2023 report from a leading shareholder publication found that Snowden was the third most overpaid CEO of any S&P 500 company.1

6.       To remedy this mismanagement and underperformance, HG Vora believed boardroom change was necessary. On January 29, 2025, HG Vora exercised its right as a shareholder to nominate a slate of three highly qualified directors to fill the three seats on PENN’s Board that are up for election at the 2025 Annual Meeting. Each of these nominees—Johnny Hartnett, Carlos Ruisanchez, and William Clifford (the “Independent Nominees”)—is independent of both PENN and HG Vora. Notably, despite making hundreds of investments in its sixteen-year history, including dozens in the gaming sector, this was the first time that HG Vora had ever nominated a director candidate.

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1 As You Sow, The 100 Most Overpaid CEOs, https://www.asyousow.org/report-page/the-100-most-overpaid-ceos-2023 (last visited May 5, 2025).

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7.       Recognizing the serious threat that the Independent Nominees posed to the Director Defendants’ hold over the Company, on April 25, 2025, the Director Defendants responded by purporting to shrink the size of the Board by one seat, claiming that only two of the three Independent Nominees can stand for election (the “Board Reduction Scheme”). Defendants proceeded to select which two Independent Nominees should serve on the Board. Those actions violated core shareholder rights by enabling Defendants to avoid a contested election for the third open seat and entrench their control of the Board.

8.       While boards are permitted to adjust their own size, they may not do so to thwart shareholder voting rights. As such, the Board’s action “compromised the essential role of corporate democracy in maintaining the proper allocation of power between the shareholders and the Board, because that action was taken in the context of a contested election.” MM Cos., Inc. v. Liquid Audio, Inc., 813 A.2d 1118, 1129, 1132 (Del. 2003).2

9.       Defendants’ actions also are illegal under the BCL, which requires that classified boards (like PENN’s) have directors allocated to classes “as nearly equal in number as possible.” 15 Pa.C.S. § 1724(b)(1). Indeed, only last year PENN acknowledged this requirement—which is also codified in its Second Amended and Restated Articles of Incorporation (the “Articles”)—when it restructured its three director classes from a 2-3-4 structure to a 3-3-3 structure in response to HG Vora’s request that the Company remedy its violation. In blatant disregard of the BCL and the Company’s Articles, Defendants undermined that change by dropping a director seat up for election, adopting a 2-3-3 structure in a transparent effort to maintain their grip over the Company.

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2 Delaware authority is “instructive” on matters of Pennsylvania corporate law. Johnson v. Farm J., Inc., 2019 WL 3530423, at *4 (E.D. Pa. Aug. 1, 2019).

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10.       To make matters worse, on April 25, 2025, the Company issued a false and highly misleading press release (the “Press Release,” attached hereto as Exhibit A) in violation of the federal securities laws governing corporate elections. The Press Release stated that one of the Company’s Class II directors (the class up for election at the 2025 Annual Meeting) would retire, effective immediately, that the Board “now comprises eight directors,” and that there would only be two Class II director seats available for election at the 2025 Annual Meeting. The Press Release also announced the Company was nominating Hartnett and Ruisanchez, two of the Independent Nominees.

11.       The Press Release (i) gave the false impression that Defendants’ actions were based on an agreement with HG Vora, (ii) did not disclose that the nominees, in fact, had been originally nominated by HG Vora, and (iii) did not state that Defendants had not accepted HG Vora’s third nominee, Clifford. Nor did the Press Release explain that the Board had reduced its size by eliminating a Class II director seat that is supposed to be voted on at the 2025 Annual Meeting. Further, the Press Release omitted the true purpose for Defendants’ actions and that those actions violated BCL Section 1724(b)(1).

12.       On the morning of April 28, 2025, PENN released its definitive proxy statement for the 2025 Annual Meeting (the “Definitive Proxy,” attached hereto as Exhibit B), which echoed the same false and misleading statements and omissions contained in the Press Release and likewise violated the federal securities laws. But the Definitive Proxy went even further, as it indicated that the upcoming director election was uncontested (which is not true) by failing to include all three HG Vora-nominated candidates on the Company’s proxy card as required by the federal securities laws.

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13.       The primary purpose of the Board Reduction Scheme was to make it more difficult for a shareholder to nominate director candidates for election to the Board, thereby minimizing any influence the shareholder and its nominees, once elected, could have over the direction of the Company. Indeed, because only three of PENN’s nine Board seats are up for election in a given year, it takes, at a minimum, two annual meeting cycles to change over a majority of the Board (assuming the Board does not, once again, illegally reduce its size to avoid such an outcome). By attempting to reduce the number of seats up for election to two, Defendants have greatly enhanced the chances that two years becomes three, or even more. Such disenfranchisement violates the Director Defendants’ fiduciary duty of loyalty by impermissibly placing their interests over those of PENN and its shareholders.

14.       Plaintiffs accordingly seek, among other things, a declaration that the Board Reduction Scheme is invalid; injunctive relief ordering Defendants to correct the materially false and misleading statements in their proxy materials and include all three Independent Nominees on their proxy card; injunctive relief allowing shareholders an opportunity to elect all three Independent Nominees at the 2025 Annual Meeting, scheduled for June 17, 2025; and damages in an amount to be determined at trial.

THE PARTIES

15.       Plaintiff HG Vora Capital Management, LLC (“HG Vora Capital”) is a registered investment adviser that provides discretionary advisory services for investment funds. HG Vora Capital is organized in Delaware and based in New York. As of April 28, 2025, HG Vora Capital beneficially owned 7,250,000 shares of PENN’s common stock, comprising 3,825,000 shares beneficially owned by the Master Fund and 3,425,000 shares beneficially owned by Downriver.

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16.       Plaintiff HG Vora Special Opportunities Master Fund, Ltd. (the “Master Fund”) is an investment fund that operates as a Cayman Islands exempted company. The Master Fund receives advisory services from HG Vora Capital. As of April 28, 2025, the Master Fund beneficially owned 3,825,000 shares of PENN’s common stock, inclusive of 100 shares held of record.

17.       Plaintiff Downriver Series LP – Segregated Portfolio C (“Downriver”) is an investment fund that operates as a Delaware limited partnership. Downriver receives advisory services from HG Vora Capital. As of April 28, 2025, Downriver beneficially owned 3,425,000 shares of PENN’s common stock, inclusive of 100 shares held of record.

18.       Defendant PENN is a Pennsylvania corporation that provides entertainment, sports content, and casino gaming experiences throughout North America. PENN is publicly traded on the NASDAQ under the ticker “PENN.”

19.       Defendant Jay Snowden is PENN’s CEO and President, and has served as a director of the Company since August 2019. Snowden is a Class III director.

20.       Defendant Jane Scaccetti has served as a director of the Company since 2015. Scaccetti is a Class III director.

21.       Defendant Marla Kaplowitz has served as a director of the Company since 2020. Kaplowitz is a Class III director.

22.       Defendant David Handler has served as a director of the Company since 1994. Handler is a Class I director and has served as Chair of the Board since 2019.

23.       Defendant Anuj Dhanda has served as a director of the Company since 2024. Dhanda is a Class I director.

24.       Defendant Vimla Black-Gupta has served as a director of the Company since 2021. Black-Gupta is a Class I director.

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25.       Defendant Barbara Shattuk Kohn has served as a director of the Company since 2004. Kohn is a Class II director.

26.       Defendant Saul Reibstein has served as a director of the Company since 2011. Reibstein is a Class II director.

27.       Defendant Ronald Naples had been a director of the Company since 2013, until the Company announced his retirement on April 25, 2025. Naples was a Class II director.

JURISDICTION AND VENUE

28.       The Court has jurisdiction over Plaintiffs’ claims arising under the federal securities laws pursuant to 28 U.S.C. § 1331 and Section 27 of the Securities Exchange Act of 1934, 15 U.S.C. § 78aa, because the claims herein arise under Section 14(a) of the Exchange Act, 15 U.S.C. § 78n(a), and the rules and regulations promulgated thereunder.

29.       This Court has supplemental jurisdiction over Plaintiffs’ claims arising under state law based on 28 U.S.C. § 1367 because they derive from a common nucleus of operative fact and are so related to the federal law claims that they form part of the same case or controversy.

30.       This Court has personal jurisdiction over the Defendants because each of them has sufficient minimum contacts in the State of Pennsylvania to satisfy Pennsylvania’s long-arm statute and constitutional due process requirements as Defendants either reside in Pennsylvania or are directors of PENN, a Pennsylvania corporation.

31.       Venue is proper in this District pursuant to 28 U.S.C. § 1391 and Section 27 of the Exchange Act, 15 U.S.C. § 78aa, because a substantial part of the events giving rise to these claims occurred in this District. The Company’s Fifth Amended and Restated Bylaws (the “Bylaws”) also provide that the forum for claims brought under the BCL and claims for breach of fiduciary duty “shall be a state or federal court located within the County of Berks in the Commonwealth of Pennsylvania.”

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FACTUAL BACKGROUND

A.	PENN’s Governance Structure

32.       Pursuant to Pennsylvania’s BCL, each year PENN holds an annual meeting for its shareholders to vote on the election of directors and other corporate matters. Subject to the requirements of the BCL and the Company’s Bylaws, PENN shareholders may propose their own director candidates for election to the Board.

33.       Although the Board is the governing body of the Company, responsible for setting strategy and overseeing management, it is the shareholders—as the owners of the Company—that have the right to control the direction that their company takes by nominating and voting for the members of the Board. The primary way for shareholders to voice their support for or disagreement with management is by reelecting incumbent directors or voting in new ones.

34.       Pennsylvania permits corporations to adopt a classified board structure. See 15 Pa.C.S. § 1724(b). In contrast to a unitary board, where every board seat is up for election each year, under a classified board director seats are allocated to classes with only a single class up for election each year. This type of structure typically requires at least two election cycles to turn over majority control of a board.

35.       For this reason, classified boards are widely considered antithetical to shareholder democracy because they impede change by insulating the board of directors and management from shareholder accountability. Institutional Shareholder Services (“ISS”)—a highly reputed, independent shareholder advisory service that provides research and recommendations in advance of annual meetings—issues a general recommendation for shareholders to vote against classified boards because they are indicative that a board “lacks mechanisms to promote accountability and oversight.”3

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3 ISS, Proxy Voting Guidelines, (Jan. 29, 2025, updated Feb. 25, 2025), https://www.issgovernance.com/file/policy/active/americas/US-Voting-Guidelines.pdf.

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36.       PENN has a classified board, divided into three classes of directors who serve three-year terms. Prior to the Board Reduction Scheme, the Board’s composition was as follows:

Class II (Election in 2025; Term Expires in 2028)	Class III (Election in 2026; Term Expires in 2029)	Class I (Election in 2027; Term Expires in 2030)
Barbara Shattuck Kohn	Marla Kaplowitz	David Handler
Ronald Naples	Jane Scaccetti	Vimla Black-Gupta
Saul Reibstein	Jay Snowden	Anuj Dhanda

37.       The BCL also imposes certain restrictions on companies that choose to adopt a classified board structure. As relevant here, the BCL mandates that board classes be “as nearly equal in number as possible.” 15 Pa.C.S. § 1724(b)(1). This requirement—which also appears in Article 6(a) of PENN’s Articles—means that, for a nine-member board divided into three classes, each class needs to comprise three directors.

38.       In addition to its classified board structure, PENN’s governing documents contain many other provisions that limit shareholder rights. Shareholders cannot take action by written consent, cannot call special meetings, and are unable to fill Board vacancies. All these are also anti-shareholder provisions that ISS recommends shareholders vote against.4

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4 See supra note 3.

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B.	PENN’s Venture into Online Gaming: Misguided Strategy, Reckless Spending, and the Destruction of Shareholder Value

39.       What eventually became PENN started in 1972 with a group of civic leaders who entered the world of thoroughbred horse racing in Grantville, Pennsylvania. In 1982, one of those leaders purchased the Grantville racetrack, and ultimately founded PENN’s predecessor as a racetrack operator. Traditionally, PENN’s core business has been its brick-and-mortar operations, including casinos, resorts, and racetracks across North America. More recently, it has made investments in online gaming (what PENN deems its “Interactive” segment), beginning with the launch of its HollywoodCasino.com gaming platform in 2019.

40.       In January 2020, Defendant Snowden took over as CEO. In the decade prior to Defendant Snowden’s appointment, the Company successfully managed its profitable regional portfolio of casinos, resorts, and racetracks. However, Defendant Snowden quickly made the Company’s Interactive business a priority, announcing during the Company’s fourth quarter 2019 earnings call they were in the midst of an “industry revolution,” and emphasizing the importance of expanding the Company’s digital offerings, which included a goal to be in the “top three in sports betting market share in every state where we operate . . . both retail and online.” To drive this strategy, on January 29, 2020, PENN announced the acquisition of an approximately 36% interest in Barstool Sports, a digital sports media company, for about $163 million. In connection with the acquisition, PENN announced it would be launching a Barstool Sports-branded mobile sports betting product later in the year.

41.       To incentivize this strategy, in April 2021 the Board awarded Snowden supplemental equity grants worth nearly $200 million keyed to certain price targets. Rather than promote responsible management, those grants have incentivized reckless spending in a desperate attempt by Snowden to grow PENN’s digital business at any expense.

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42.       The Company’s next major acquisition came just a few months later, in August 2021, when the Company announced an agreement to purchase Score Media and Gaming, Inc. (“theScore”), a digital media and sports betting and technology company, for approximately $2.1 billion in cash and stock. This was an absurd premium, given that the purchase price was more than 90 times theScore’s annualized revenue as of its most recent fiscal quarter prior to the transaction. PENN’s rationale for the acquisition was largely premised on advancing its technological sophistication, leaving many shareholders wondering why this had not been achieved in a more cost-effective manner.

43.       In February 2023, PENN acquired the remaining interest in Barstool Sports for approximately $388 million, bringing its total purchase price for the entity to approximately $551 million. PENN did this despite ample evidence indicating that the acquisition was neither meeting expectations nor driving growth.

44.       Despite this sizable investment, just months later, PENN abruptly changed course. The Company announced it would sell Barstool Sports back to its founder for only a dollar in monetary consideration, as well as certain restrictive and other covenants. PENN would ultimately realize a $923 million loss on this strategic blunder.

45.       In its place, PENN announced a new venture, an online sports betting partnership with ESPN, and that it had rebranded its online sportsbook as ESPN Bet. Pursuant to the transaction, the Company agreed to make $1.5 billion in cash payments to ESPN over a ten-year term and grant ESPN approximately $500 million of warrants to purchase 31.8 million of the Company’s common stock, in exchange for media, marketing services, brand and other rights provided by ESPN.

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46.       Despite years of effort and investments totaling more than $3.4 billion, PENN’s foray into the online sports betting world has been a complete failure. When the Company announced its earnings for the fourth quarter of 2023—the first full quarter following the ESPN partnership—it reported an adjusted EBITDA loss for the quarter of $338.8 million for the Interactive segment. In an exercise of understatement, when recently commenting on the deal, PENN itself acknowledged that “our market share and financial performance in sports betting to date has not met our expectations.”

47.       In the aggregate, PENN has woefully underperformed during Snowden’s tenure, with shareholder returns lagging 121% behind the S&P 500 and 94% behind its peers in the gaming industry. Yet the Board has continued to reward Snowden with grossly disproportionate pay. Snowden’s compensation was four times the average compensation received by CEOs of other comparable companies, despite PENN’s substandard performance during his tenure.

48.       Just last year, ISS gave PENN a score of -100 on its “Pay-For-Performance” evaluation, the lowest possible score reflecting high pay for low performance; shareholder advisory service Glass, Lewis & Co. similarly gave PENN an “F” in this category, explaining that Snowden’s “continuing outsized compensation levels come despite performance that is worse than peers.”

49.       The Company’s failure to align pay with performance has resulted in PENN having extremely low shareholder support for its Say-on-Pay proposals (which are advisory votes by shareholders on executive compensation). In 2024, for example, the Company’s proposal for executive compensation at its annual meeting had only 58% shareholder support. Just 17 companies in the S&P 600 have had lower shareholder support.

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C.	HG Vora Expresses Interest in Nominating Directors

50.       As a long-term investor in the Company with substantial experience in the gaming industry and troubled with management’s repeated destruction of value for shareholders, HG Vora shared with the Board its views on the Company’s investment in the Interactive segment, the ESPN Bet transaction, capital allocation, Board oversight of management, and misalignment with shareholders. On December 18, 2023, HG Vora met with Snowden to discuss the possibility of HG Vora designating two independent directors, subject to the Board’s exercise of its fiduciary judgment and vetting, in advance of the 2024 annual meeting of shareholders.

51.       Seeing no action being taken in response to these discussions, HG Vora informed PENN that it intended to make a Schedule 13D filing with the SEC which would publicly disclose the discussions with the Company, as required.

52.       On December 28, 2023, HG Vora filed a Schedule 13D with the SEC disclosing ownership of approximately 9.6% of the Company’s outstanding common stock.5 The Schedule 13D stated that HG Vora had “requested that the Issuer afford them the right to designate highly qualified directors who would be committed to working with the Issuer’s management and fellow Board members to help the Issuer realize its full potential.”

53.       Around this time, HG Vora also became aware that the Company’s Board, which was composed of nine director seats that were unequally allocated among classes, did not comply with the requirements of Pennsylvania law. Specifically, PENN had a nine-member Board with two Class I directors, three Class II directors, and four Class III directors.

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5 Schedule 13D, Penn Entertainment, Inc. (Dec. 28, 2023), https://www.sec.gov/Archives/edgar/data/921738/000121465923016937/j1227232sc13d.htm

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54.       On January 12, 2024, HG Vora sent a letter to PENN informing it that its unequal division of directors among classes violated the BCL and the Company’s Articles, both of which require that, for companies with classified boards, each class shall be “as nearly equal in number as possible.” 15 Pa.C.S. § 1724(b)(1); Article 6(a). Acknowledging this deficiency, the Company subsequently rebalanced its classes by appointing a new Class I director and, after the retirement of a different Class I director, moving one director seat from Class III to Class I.  Notably, the Company did so only after the February 7, 2024, deadline to nominate Class I directors for election had passed, thereby ensuring that PENN’s chosen Class I directors would not face a contested election for three more years.

55.       On March 21, 2024, the Company announced that it had increased the size of its Board from nine to ten and added Dhanda as a Class I director. On April 22, 2024, the Company announced that (i) one of its Class I directors (John Jacquemin) would retire, (ii) it had reallocated Black-Gupta from a Class III director to a Class I director, and (iii) the size of the Board would decrease back to nine after voting concluded at the 2024 annual meeting. Following those changes, each class had three directors.

D.	Defendants Lobby the Massachusetts Gaming Commission to Prevent HG Vora From Nominating Directors

56.       As a casino operator, PENN’s business is regulated by the state gaming authorities in the states in which it operates. One of those authorities is the Massachusetts Gaming Commission (“MGC”). As relevant here, in certain circumstances and as a general proposition, gaming regulations in Massachusetts require institutional owners of 5% or more of an issuer licensed under the MGC to obtain licensure if they seek to exert influence over the issuer.

57.       On February 2, 2024, the MGC informed HG Vora that the MGC would need to approve a licensure application (a process HG Vora already had started) before HG Vora could nominate director candidates for PENN’s 2024 annual meeting. Because of this, HG Vora was unable to timely nominate director candidates for election at PENN’s 2024 annual meeting.

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58.       Months later, in October 2024, HG Vora’s license application with the MGC remained pending. Given that, HG Vora sought an emergency hearing with the MGC so that it could obtain a gaming license or limited relief in Massachusetts and be in a position to nominate candidates for election to the Company’s Board at the 2025 Annual Meeting. The hearing was held on December 16, 2024.

59.       Representatives of the Company appeared at the hearing to lobby against HG Vora, arguing that HG Vora should not be entitled to licensure in Massachusetts as it would negatively impact the Company’s operations. The Company claimed that once a nomination notice is made, the “proxy fight is started,” and that this would “have a dramatic impact on the status quo.” The MGC denied HG Vora’s request for relief at the meeting.

60.       Rather than wait another year to seek much-needed change at the Company, HG Vora chose instead to restructure its investment so that it did not need a license in Massachusetts in order to nominate candidates for election to the Board.

61.       On January 14, 2025, HG Vora disclosed in a Schedule 13D Amendment filed with the SEC that it had reduced its ownership of the Company’s outstanding common stock by approximately half, to 7,250,000 shares (4.8% of PENN’s outstanding common stock). Doing so eliminated any requirement that HG Vora obtain a license in Massachusetts before nominating candidates for election to PENN’s Board and, as a result, HG Vora was no longer restricted under applicable gaming regulations in any state where the Company operates from making such nominations.

E.	HG Vora Nominates Three Highly Qualified Individuals to the Board

62.       On January 29, 2025, HG Vora delivered notice to PENN of its intent to nominate three independent individuals to serve as Class II members of the Board at the Annual Meeting: Johnny Hartnett, Carlos Ruisanchez, and William Clifford in accordance with the requirements set forth in the Company’s Bylaws (the “Nomination Notice”). This was not a decision that HG Vora took lightly. HG Vora is not an activist investor. In fact, in its sixteen-year history, this was the first time HG Vora had nominated director candidates at any of the hundreds of companies it has invested in.

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63.       HG Vora is not seeking control of the Company. Indeed, all its nominees are independent of HG Vora with no pre-existing business or financial relationships or ties. As confirmed by the over 200 pages of information in the Nomination Notice, each of the Independent Nominees is eminently qualified. Each possesses decades of experience in the gaming and hospitality industry and has the ability to bring considerable skill and expertise to the Board and effect positive change at the Company. Once elected, the Independent Nominees will owe fiduciary duties to the Company only; they will have no financial, contractual, or other obligation to HG Vora.

64.       The Independent Nominees possess all the key qualifications that the Company has identified for Board members in its proxy materials.  All three have “Industry Experience (Gaming, Hospitality or Media),” experience in “Strategic Planning/M&A,” and experience with “Corporate Governance” and “Corporate Stewardship.” Both Clifford and Ruisanchez have extensive experience in “Financial (Includes Capital Markets, Accounting and Tax),” and Hartnett is well versed in “Technology/Digital” and “Risk Management.” In fact, the Company has acknowledged that Hartnett and Ruisanchez “ha[ve] the specific experience, qualifications, attributes, and skills necessary to serve as an effective director.”

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65.       More specifically, Clifford has more than 30 years of experience delivering excellent returns for shareholders in the gaming industry, including a 12-year tenure as Chief Financial Officer (“CFO”) of Penn National Gaming (the predecessor entity to PENN), during which time Clifford was instrumental in the Company’s exponential growth which drove an approximately 20x return for shareholders, as well as roles as CFO and Treasurer for a gaming-focused real estate investment trust. He is currently a director for Drive Shack Inc., and previously sat on the board of Intrawest Resorts Holdings, Inc.

66.       Similarly, Hartnett has more than 20 years of experience building, scaling, and running online sports betting and gaming businesses, including the successful $770 million acquisition of FanDuel. For five years, he served as CEO for Superbet Betting & Gaming S.A., a technology and entertainment company in the sports and gaming industry, where he oversaw a fourfold increase in the company’s revenue. Other roles include Chairman for a mobile top-up company and Chief Development Officer at gambling company Paddy Power Betfair.

67.       Ruisanchez has a strong track record of capital allocation and value creation for shareholders and currently runs his own business focused on investing in the hospitality sector and real estate development. Ruisanchez’s extensive experience includes his role as founding partner of Sorelle Capital and Sorelle Hospitality, a family business focused on investing in and helping grow companies in the hospitality sector. Prior to founding Sorelle, Ruisanchez served as CFO and director for Pinnacle Entertainment, a gaming business acquired by PENN in 2018.

F.	Defendants Negotiate in Bad Faith to Try to Get HG Vora to Withdraw the Notice

68.       Rather than constructively engage with HG Vora, Defendants sought to lay the groundwork to reject the Nomination Notice.

69.       On February 12, 2025, the Company’s outside counsel sent a pretextual letter to HG Vora identifying purported deficiencies in the Nomination Notice (the “February 12 Letter”). A nomination notice is intended to provide the corporation sufficient information to enable an incumbent board to assess the suitability of director candidates for office. Thus, sometimes companies object that a nominating shareholder failed to provide all necessary information. But here, PENN complained about the opposite.

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70.       The Company asserted that HG Vora provided too much information in its Nomination Notice, taking issue with responses it claimed were over-inclusive and provided more information than was sought. For example, the Company contended that Hartnett’s questionnaire was inaccurate because it included his past board memberships for non-public companies in response to a question concerning his board membership for publicly traded and registered investment companies. Elsewhere, the Company objected to, among other things, general statements like “[d]isclosure in any section of this Notice [including exhibits] shall be deemed to apply to all other sections,” asserting (without basis) that such cross-referencing was “unduly broad.” The Company also reserved its right to “contest or challenge any other aspect of the Notice.”

71.       On February 19, 2025, HG Vora responded to the February 12 Letter and dispelled any notion that the Nomination Notice was deficient, explaining that the original responses provide “more, not less disclosure,” and that none of the claimed inaccuracies were in any way inaccurate. HG Vora further called out Defendants’ gamesmanship, explaining that waiting “two weeks to send a letter that advances incorrect and trivial matters raises a substantial concern that the Corporation is trying to deny stockholders the right to elect directors that are fully qualified, independent and eligible for the position.” Nevertheless, where the Company had indicated a preference for certain language to be modified or removed, the nominees did so to avoid any dispute, and re-executed their questionnaires.

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72.       With nothing left to complain about, the Company proceeded to interview the three Independent Nominees during the first half of March 2025. On March 25, 2025, HG Vora and representatives of the Company held a video conference. The Company explained that it was seeking to avoid a proxy contest and, to do that, it was willing to have one Board member retire and immediately offer that seat to Hartnett. In the course of doing so, the Company acknowledged that Hartnett had “exactly the right profile” it was looking to add to the Board.

73.       Two days later, the parties again met via video conference. HG Vora declined the Company’s offer, with its representative explaining that changing out a single Board seat reflected a lack of recognition of shareholders’ views that real change in strategy and restoration of accountability was needed and, instead, a desire to make as few changes as possible, which would not serve the best interests of shareholders. HG Vora explained its view that the addition of three new directors was necessary to give shareholders confidence in the Board’s oversight of management.

74.       Indeed, because of PENN’s classified Board structure at that time—with three out of nine seats up for election each year—giving up a single seat would mean that the current Board would be able to overcome competing director nominations for at least another two years without the possibility of eligible shareholders nominating a majority of the seats on the Board. All the while, the Board could continue to ignore the voices of its shareholders.

75.       On April 3, 2025, the parties met again via videoconference and PENN revised its offer. In addition to adding Hartnett to the Board, representatives of PENN offered to add Ruisanchez to a short list of candidates considered for a second Board seat and permit HG Vora to have input into the process.

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76.       On April 10, 2025, the parties had another video conference. HG Vora declined the Company’s offer, with HG Vora’s representative explaining that shareholder interests would best be served by three new independent directors with fresh perspectives. In a veiled threat to intimidate HG Vora, representatives of the Company warned HG Vora that gaming regulators could get involved and present gaming regulatory hurdles for HG Vora in their director nominations in the event the parties did not resolve their dispute. Just days after this call, HG Vora received such a letter from a regulator which prohibited HG Vora from making certain demands on the Company.

77.       On April 15, 2025, the parties met again via videoconference. During that call, HG Vora’s representative noted that, because of the correspondence from the regulator it had received, further settlement proposals would need to be initiated by the Company. The parties also discussed the Company’s obligation to deliver notice of the names of the nominees whom it intends to solicit proxies for in advance of the 2025 Annual Meeting pursuant to the SEC’s universal proxy rules. See 17 CFR § 240.14a-19(d).

78.       Later that day, the Company sent HG Vora a notice pursuant to SEC Rule 240.14a-19(d), stating that “the Company is continuing to evaluate the identity of individuals whom it will nominate as directors” at the Annual Meeting and that “the Company currently intends to solicit proxies” for the election of the Company’s incumbent Class II directors (Kohn, Naples and Reibstein) at the 2025 Annual Meeting (the “Universal Proxy Notice”). On information and belief, the Company had no such intention.

79.       On April 24, 2025, the parties met again. The Company offered to immediately seat Independent Nominees Hartnett and Ruisanchez—but not Clifford—as directors. As part of the agreement, however, HG Vora would have to discontinue its effort to add three new directors to the Board.

80.       When the parties spoke on the morning of April 25, 2025, HG Vora reiterated its belief that adding three new independent directors to the Board was in the best interests of the Company and its shareholders. HG Vora’s representative also noted that HG Vora was planning to file its preliminary proxy statement for the 2025 Annual Meeting later that day.

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81.       Later that morning, the Company’s representative contacted HG Vora’s representative and indicated that the Board would be meeting in the afternoon to consider HG Vora’s response. The Company encouraged HG Vora to hold off on filing its preliminary proxy statement, as doing so could disturb the process of reaching a negotiated resolution. At no time did the Company indicate it intended to remove a Board seat. At this point, the Company had not filed its preliminary or definitive proxy statement for the 2025 Annual Meeting.

82.       As subsequent events would reveal, the Company’s statements encouraging HG Vora to delay filing its preliminary proxy statement plainly were designed to enable the Company to file its proxy materials before HG Vora did so, thereby avoiding the appearance of a contested election.

G.	Defendants Unilaterally Act to Entrench Themselves in Office By Eliminating a Seat Up For Election and Issue a Misleading Press Release

83.       On April 25, 2025, without any notice to HG Vora, PENN issued the Press Release announcing a “Board Refreshment” and disclosing the Board Reduction Scheme. The Press Release announced the retirement of Naples, a Class II director, from PENN’s nine-member Board, effective immediately, and stated that the “Board now comprises eight directors.” The Press Release did not disclose that HG Vora had proposed a third candidate or that the Company had rejected that candidate, provide any information about the reduction in Board seats up for election at the upcoming meeting, or even acknowledge that a reduction in Board seats had occurred. Nor did the Press Release disclose whether the Board voted to eliminate the ninth Board seat and, if so, the Board’s reasons for doing so and whether the reduction was intended to be temporary or permanent. Indeed, under the Company’s Bylaws and basic principles of corporate law, a director resignation does not reduce the size of the Board. Instead, the effect of such a resignation is to leave the seat open until a replacement is appointed or elected.

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84.       Further, contrary to the statements in the Universal Proxy Notice, the Press Release stated that there would be “two Class II director seats available for election at the Annual Meeting,” instead of three, and that “the Board intends to nominate Mr. Hartnett and Mr. Ruisanchez to fill the two Class II director seats available for election at the Annual Meeting.” The Press Release also included a statement from the Board endorsing the nominations.

85.       The Board Reduction Scheme announced in the Press Release is a blatant act of entrenchment designed to insulate the current Board and management from shareholder influence. Defendants offer no justification for the maneuver. While corporations are permitted to change the size of their board in certain circumstances, they may not do so to reduce a director seat currently up for election in response to a shareholder nomination, as courts repeatedly have found. See, e.g., IBS Fin. Corp. v. Seidman & Assocs., L.L.C., 136 F.3d 940, 950–51 (3d Cir. 1998) (affirming invalidation of board reduction where “the board reduced its size in order to frustrate the [plaintiff’s] attempt to gain a substantial presence on the board” and to “hinder the [plaintiff’s] proxy solicitation”); Pell v. Kill, 135 A.3d 764, 788 (Del. Ch. 2016) (board improperly “imposed its favored outcome on the stockholders” by “eliminat[ing] the possibility of success for two seats” when it reduced the number of seats up for election from three to one).

86.       Importantly, with PENN’s classified Board structure, it already takes at least two election cycles to elect new directors comprising a majority of the Board. However, through the Board Reduction Scheme, Defendants have given themselves much better odds of turning two election cycles into three before a majority of the Board will turn over.

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87.       For starters, if two but not three of the Independent Nominees are elected to the Board as Class II directors in 2025, and an eligible shareholder were then to decide to nominate directors to the Board in 2026, that shareholder would need to make a clean sweep of all three Class III director seats in 2026 for shareholders to elect a majority of five new directors on PENN’s purported eight-member Board.

88.       Moreover, displacing all three incumbents next year would face steep odds. That is so because CEO Snowden (or his successor) is up for election next year and shareholders typically are reluctant to displace even the most unpopular CEOs at annual meeting elections. By contrast, if all three (rather than two) of the Independent Nominees are elected this year, a majority of five new independent directors could be seated through the election of only two shareholder nominees in 2026, leaving shareholders the option of seeking fundamental change at the Board without displacing the Company’s CEO.

89.       Perhaps even more significantly, if Defendants get away with this Board Reduction Scheme, there could be no end to their manipulation of the election process. Among other things, after the 2025 Annual Meeting is held, Defendants could simply restore the Class II director size from two to three and appoint a director who will serve out the three-year term until 2028, without any accountability to shareholders. Or, Defendants could again shrink the number of directors up for election at the 2026 annual meeting, even though doing so would even more flagrantly violate Pennsylvania law by preventing the election of a majority of the Board within a two-year cycle.

90.       The Board Reduction Scheme, if successful, will also greatly lessen the influence of fresh, independent directors in the boardroom. Three new directors on a nine-member Board means that only two additional votes are required to obtain the majority needed to take corporate action; with two of purportedly eight seats, three additional votes are required.

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91.       The Press Release is also materially false and misleading for several reasons. First, while the Press Release acknowledges that the Company and HG Vora did not reach a settlement, it gives the misleading impression that the Company’s decision to nominate two of the Independent Nominees was the result of an agreement or understanding with HG Vora. The Press Release claimed that the Company “intends to nominate Johnny Hartnett and Carlos Ruisanchez for election to its Board of Directors following discussions with [HG Vora].” The Board’s statement that a “costly and distracting proxy fight” would not be in the best interest of PENN is misleading because it implies that a proxy fight had been avoided, whereas nothing of the sort had been achieved. Critically, the Press Release fails to mention that Defendants rejected Clifford, the third Independent Nominee.

92.       Second, Defendants’ ambiguous statement that the “Board now comprises eight directors” is materially false and misleading concerning how the size of the Board was reduced and how many seats are available at the 2025 Annual Meeting. Presumably, Defendants’ omission was intended to give shareholders the misleading impression that the reduction in Board size happened automatically, rather than by virtue of an intentional act of the Board, to shield itself from accountability to shareholders.

93.       In addition, the Company’s Bylaws state that, subject to certain exceptions, the size of the Board may be changed “solely by resolution of the board of directors.” Bylaws § 4.03(a). Here, if no such resolution was passed, the Board Reduction Scheme has no legal effect and PENN’s shareholders are entitled to elect a third director at the 2025 Annual Meeting. By omitting to state whether the Board passed any such resolution, the Company has created genuine confusion among shareholders concerning how many Board seats exist.

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94.       Third, assuming the Board did pass a resolution to implement to Board Reduction Scheme, the Press Release is materially false and misleading because it does not provide the reasons for the reduction, nor does it say whether the reduction is intended to be temporary. Shareholders are entitled to know, among other things, if Defendants have acted to thwart shareholder influence. This would be material information to shareholders determining how to cast their vote on the Company’s proposed director nominees, as well as the proposed compensation plans for its currently sitting officers and directors.

95.       On April 28, 2025, PENN filed its Definitive Proxy with the SEC. The Definitive Proxy, described as a “solicitation . . . made by PENN Entertainment on behalf of [its] Board of Directors,” doubles down on the materially false and misleading statements in the Press Release.

96.       Like the Press Release, the Definitive Proxy states that PENN’s Board “currently consists of eight members,” but fails to provide any explanation as to whether the Board purported to eliminate the ninth Board seat by resolution, again leaving shareholders under the false impression that the Board seat vanished upon the immediate retirement of Director Naples.

97.       Sowing further confusion, the Definitive Proxy provides the following infographic illustrating recent Board changes:

The referenced infographic is materially misleading as it does not explain why more directors are departing than are joining.

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98.       The Definitive Proxy is also materially false and misleading in stating “Our Board of Directors . . . has nominated (i) Johnny Hartnett; and (ii) Carlos Ruisanchez to serve as Class II directors.” Yet the Definitive Proxy does not mention that Hartnett and Ruisanchez were first proposed as candidates by HG Vora. By omitting reference to HG Vora, this statement creates the materially misleading impression that no dispute exists between the Company and HG Vora. And by omitting reference to HG Vora’s nomination of three Independent Nominees, including Clifford, Defendants apparently seek to frame the 2025 Annual Meeting as uncontested, which is not true. Indeed, Defendants acknowledged precisely the opposite when it issued the Universal Proxy Notice to HG Vora, as this notice is only required in disputed elections.

99.       The Definitive Proxy also fails to disclose information required by Schedule 14A and the Universal Proxy Rules. Those rules require PENN to disclose in its Definitive Proxy “a statement directing shareholders to refer to any other soliciting person’s proxy statement for information required by Item 7 of this Schedule 14A.” See Item 7(f), 17 C.F.R. § 240.14a-101. The Definitive Proxy included no such statement.

100.        Those rules also require PENN to disclose in its proxy card (which was appended to its Definitive Proxy) the nominees of “any person or group of persons that has complied with this section,” and to “[c]learly distinguish between the nominees of the registrant [and other nominees].” 17 C.F.R. § 240.14a-19(e). Defendants violated those rules by failing to disclose Clifford’s candidacy, omitting Clifford from its proxy card entirely, and failing to distinguish between the Independent Nominees and their own.

101.       On April 28, 2025, after the Company filed its Definitive Proxy, HG Vora sent a letter to the Company identifying the Director Defendants’ blatant acts of entrenchment and violations of securities laws and requesting that “PENN and the Board remedy their violations and issue corrective disclosures” (the “Request for Corrective Action”). HG Vora sought confirmation “in writing no later than April 30, 2025 at 5:00 PM EST that PENN and the Board will take [the] necessary actions.”

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102.       That same day, HG Vora filed its preliminary proxy statement with the SEC. Its proxy statement expressly stated that “we are soliciting proxies to elect Johnny Hartnett, Carlos Ruisanchez and William Clifford . . . to serve as Class II members of the Board.”

103.       On April 29, 2025, PENN filed a revised proxy card to update the mailing address for return of the proxy card.6 As with the proxy card appended to its Definitive Proxy, the April 29 proxy card is materially false and misleading because it omits the information required by SEC Rule 14a-19.

104.       On April 30, 2025, PENN responded to HG Vora’s Request for Corrective Action. PENN denied any wrongdoing on behalf of itself and its Board, responding that it believed the Company and the Board have acted in compliance with their fiduciary duties as well as applicable law and would not be taking any corrective actions. The Company provided no explanation for the Board Reduction Scheme. The response was issued solely on behalf of the Company and did not state whether the Board had been given the opportunity to review the Request for Corrective Action.

105.       Tacitly acknowledging that its prior proxy materials were materially false and misleading, however, on May 2, 2025, Defendants issued a supplemental disclosure that corrected some (but far from all) of its false and misleading statements (the “Supplemental Disclosure”). The Supplemental Disclosure stated that the Company’s two director nominees, Hartnett and Ruisanchez, “were originally recommended for nomination by HG Vora Special Opportunities Master Fund, Ltd.”

_____________________________

6 Schedule 14A, Definitive Additional Materials, Penn Entertainment (Apr. 29, 2025) https://www.sec.gov/Archives/edgar/data/921738/000110465925041294/tm2513553d1_defa14a.htm.

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106.       The Supplemental Disclosure does not fully correct Defendants’ prior misstatements and omissions and is materially false and misleading in its own right. Among other things, the Supplemental Proxy omits the fact that HG Vora had nominated three individuals, as set forth in its preliminary proxy filed four days earlier.

DERIVATIVE AND DEMAND ALLEGATIONS

107.       Plaintiffs bring a breach of fiduciary claim derivatively in the right and for the benefit of PENN to redress the breaches of fiduciary duty and other violations of law by the Director Defendants.

108.       At all relevant times, Plaintiffs have been PENN shareholders.

109.       Demand is excused pursuant to § 1781(b) because immediate and irreparable harm will occur to the Company because the shareholder vote at the upcoming 2025 Annual Meeting will otherwise take place based on materially false, misleading, and incomplete information, and the Company will not be able to realize the benefits of three new independent directors on its Board unless and until relief is awarded. As the balance of votes will be stacked towards the incumbent directors, their decision making will continue to be insulated from shareholder review and will continue to cause harm to the Company and its shareholders. Time is of the essence, and Plaintiffs do not have months or even weeks to wait while Defendants contemplate a demand. Plaintiffs are therefore entitled to proceed on their derivative claims.

110.       The Board lacks sufficient independence to consider any request for corrective action because:

a.	The Director Defendants have acted for the primary purpose of entrenching themselves in office;

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b.	The Director Defendants are interested in maintaining their Board seats and therefore have enacted the Board Reduction Scheme as a defensive measure; and
c.	The Director Defendants provide no justification whatsoever for the Board Reduction Scheme, which in fact so clearly disenfranchises PENN and its shareholders that it could not have been the exercise of the Director Defendants’ valid, good faith, business judgment.

COUNT I

(Violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9: The Press Release)

(Against all Defendants)

111.       Plaintiffs repeat and reallege each and every allegation as set forth above in this Complaint as if fully set forth herein.

112.       Section 14(a) of the Exchange Act provides that it shall be unlawful for any person to solicit any proxy in violation of SEC rules. 15 U.S.C. § 78n(a).

113.       SEC Rule 14a-9 prohibits the solicitation of proxies “by means of any . . . communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9(a).

114.       As alleged herein, Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder because on April 25, 2025, Defendants and/or their agents prepared, reviewed, approved and/or disseminated a false and misleading proxy statement via the Press Release.

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115.       The Press Release is materially false and misleading because it, among other things:

a.	creates the false impression that Defendants’ decision to nominate two of the Independent Nominees for election at the 2025 Annual Meeting was the product of an agreement when it was not, especially because Defendants refused to name Clifford in their proxy materials;
b.	creates genuine confusion among the Company’s shareholders concerning how many Board seats actually exist and how many seats are properly up for election at the 2025 Annual Meeting;
c.	omits that the reduction in seats resulted from intentional Board action, rather than occurring automatically upon the resignation of a director as the Press Release suggests; and
d.	omits disclosing the reason for the Board Reduction Scheme, including whether such reduction is intended to be temporary.

116.       The false or misleading statements contained in the Press Release were material in that there is a substantial likelihood that a reasonable PENN shareholder would consider them important in understanding their voting rights and deciding how to exercise those rights at the 2025 Annual Meeting, including as to the election of directors and proposals that ask shareholders to approve compensation plans for directors and officers.

117.       A reasonable PENN shareholder would consider it important that (i) PENN engaged in its Board Reduction Scheme on the eve of the 2025 Annual Meeting, in a clear effort to entrench its current directors, and (ii) Plaintiffs still intend to nominate all three Independent Nominees for election, despite PENN arbitrarily choosing only two of them to be its own nominees.

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118.       Defendants were at least negligent in making the false and misleading statements in the Press Release.

119.       Defendants’ material misrepresentations and omissions have caused Plaintiffs to suffer economic loss. Because of Defendants’ Section 14(a) violations, and in an effort to correct against Defendants’ false and misleading proxy materials in advance of the 2025 Annual Meeting, Plaintiffs have incurred substantial proxy solicitation expenses and fees in connection with preparing and issuing Plaintiffs’ own proxy materials.

120.       The Press Release is an essential link in Defendants’ efforts to entrench the current Board in office, limit the outside influence of PENN’s shareholders, and guarantee Defendants’ desired electoral outcome at the 2025 Annual Meeting at the direct expense of PENN’s shareholders, who will have to endure a longer period of mismanagement and decline in shareholder value under the current Company leadership.

121.       By reason of the foregoing, Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

122.       Because of the false and misleading statements and material omissions in the Press Release, PENN’s shareholders, including Plaintiffs, are threatened with irreparable harm. Without relief, PENN’s shareholders, including Plaintiffs, will be deprived of their right to full disclosure and reasonable opportunity to consider and elect three new Board members—all of whom are fully qualified, independent, and eligible for the director positions.

123.       Plaintiffs have no adequate remedy at law.

124.       For these reasons, in addition to damages, declaratory and injunctive relief should be granted in favor of Plaintiffs.

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COUNT II

(Violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9: The Definitive Proxy)

(Against All Defendants)

125.       Plaintiffs repeat and reallege each and every allegation as set forth above in this Complaint as if fully set forth herein.

126.       Section 14(a) of the Exchange Act provides that it shall be unlawful for any person to solicit any proxy in violation of SEC rules. 15 U.S.C. § 78n(a).

127.       SEC Rule 14a-9 prohibits the solicitation of proxies “by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.” 17 C.F.R. § 240.14a-9(a).

128.       SEC Rule 14a-3 requires that each person solicited shall be concurrently or previously furnished with “[a] publicly-filed preliminary or definitive proxy statement” containing the information specified in Schedule 14A. 17 C.F.R. § 240.14a-3(a)(1).

129.       Item 7(f) of Schedule 14A provides that “[i]f a person is conducting a solicitation that is subject to § 240.14a-19, the registrant must include in its proxy statement a statement directing shareholders to refer to any other soliciting person’s proxy statement for information required by Item 7 of this Schedule 14A with regard to such person’s nominee or nominees.” 17 C.F.R. § 240.14a-101.

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130.       SEC Rule 14a-19, in turn, applies where (as here) there is a contested director election. Rule 14a-19 provides that “the form of proxy of the registrant and the form of proxy of any person soliciting proxies pursuant to this section shall . . . [s]et forth the names of all persons nominated for election by the registrant and by any person or group of persons that has complied with this section and the name of any person whose nomination by a shareholder or shareholder group satisfies the requirements of an applicable state or foreign law provision or a registrant’s governing documents as they relate to the inclusion of shareholder director nominees in the registrant’s proxy materials” and “[c]learly distinguish between the nominees of the registrant [and] the nominees [of others].” 17 C.F.R. §§ 240.14a-19(e)(1), 240.14a-19(e)(3).

131.       The Definitive Proxy is a solicitation made by PENN on behalf of the Board. The “Notice of Annual Meeting of Shareholders” contained therein is disseminated “By Order of the Board of Directors.” The Director Defendants prepared, reviewed, approved, disseminated, and/or caused PENN to disseminate this false and misleading proxy statement.

132.       As alleged herein, Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder because on April 28, 2025, Defendants prepared and filed a false and misleading proxy statement: the Definitive Proxy.

133.       The Definitive Proxy is materially false and misleading because it, among other things:

a.	creates the false impression that Defendants decision to nominate two of the Independent Nominees for election at the 2025 Annual Meeting was the product of an agreement when it was not, especially because Defendants refused to name Clifford in their proxy materials;
b.	creates genuine confusion among the Company’s shareholders concerning how many Board seats actually exist and how many seats are properly up for election at the 2025 Annual Meeting;

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c.	omits that the reduction in seats resulted from intentional Board action, rather than occurring automatically upon the resignation of a director as the Definitive Proxy suggests; and
d.	omits disclosing the motivation for the Board Reduction Scheme, including whether such reduction is intended to be temporary.

134.       The Definitive Proxy is also materially false and misleading as it omits information that the federal securities laws and SEC rules require. Specifically, the Definitive Proxy does not contain the required references to Plaintiffs’ proxy materials.

135.       Additionally, PENN’s proxy card—appended to the Definitive Proxy and refiled on April 29, 2025—states that “[t]he Board of Directors recommends you vote FOR each of the nominees listed in proposal 1.” Proposal 1 is the “[e]lection of two Class II directors to serve until the 2028 [a]nnual [m]eeting of Shareholders and until their respective successors are elected and qualified to serve.” PENN lists only two individuals under “Nominees”: “1a. Carlos Ruisanchez” and “1b. Johnny Hartnett,” with the option to vote “For” or vote “Withhold.” In violation of Rule 14a-19, PENN omits Clifford from its proxy card.

136.       The false or misleading statements contained in the Definitive Proxy are material in that there is a substantial likelihood that a reasonable PENN shareholder would consider them important in understanding their voting rights and deciding how to exercise those rights at the 2025 Annual Meeting and in future elections, including as to the election of directors and proposals that ask shareholders to approve compensation plans for directors and officers. Moreover, the omissions in the Definitive Proxy are material because they make other statements in the Definitive Proxy false or misleading.

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137.       The Defendants were at least negligent in allowing or authorizing the filing of the Definitive Proxy given that it contains multiple material misstatements and omissions.

138.       Defendants’ material misrepresentations and omissions have already caused Plaintiffs to suffer economic loss. Because of Defendants’ Section 14(a) violation, and in an effort to correct against Defendants’ false and misleading proxy materials in advance of the 2025 Annual Meeting, Plaintiffs have incurred substantial proxy solicitation expenses and fees in connection with preparing and issuing Plaintiffs’ own proxy materials.

139.       The Definitive Proxy is an essential link in Defendants’ efforts to entrench the current Board, limit the influence of its shareholders, and guarantee Defendants’ desired electoral outcome at the 2025 Annual Meeting at the direct expense of PENN’s shareholders, who will have to endure a longer period of mismanagement and decline in shareholder value under the current Company leadership.

140.       By reason of the foregoing, Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

141.       Because of the false and misleading statements and material omissions in the Definitive Proxy, PENN’s shareholders, including Plaintiffs, are threatened with future irreparable harm. Without relief, shareholders will be prevented from voting on all three incumbent Class II directors. PENN’s shareholders, including Plaintiffs, will be deprived of their right to full disclosure and reasonable opportunity to nominate, consider, and elect three new Board members—all of whom are fully qualified, independent, and eligible for the director positions.

142.       Plaintiffs have no adequate remedy at law.

143.       For these reasons, in addition to damages, declaratory and injunctive relief should be granted in favor of Plaintiffs.

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COUNT III

(Violation of Section 14(a) of the Exchange Act and SEC Rule 14a-19)

(Against All Defendants)

144.       Plaintiffs repeat and reallege each and every allegation as set forth above in this Complaint as if fully set forth herein.

145.       Section 14(a) of the Exchange Act provides that it shall be unlawful for any person to solicit any proxy in violation of SEC rules. 15 U.S.C. § 78n(a).

146.       SEC Rule 14a-19 applies where (as here) there is a contested director election. Rule 14a-19 provides that “the form of proxy of the registrant and the form of proxy of any person soliciting proxies pursuant to this section shall . . . [s]et forth the names of all persons nominated for election by the registrant and by any person or group of persons that has complied with this section and the name of any person whose nomination by a shareholder or shareholder group satisfies the requirements of an applicable state or foreign law provision or a registrant’s governing documents as they relate to the inclusion of shareholder director nominees in the registrant’s proxy materials” and “[c]learly distinguish between the nominees of the registrant [and] the nominees [of others].” 17 C.F.R. §§ 240.14a-19(e)(1), 240.14a-19(e)(3).

147.       Defendants’ proxy card—appended to its Definitive Proxy and refiled on April 29, 2025—omits the name of a validly nominated candidate, Clifford, and fails to distinguish between Defendants’ nominees and those of Plaintiffs. It therefore violates Rule 14a-19.

148.       These misstatements have already caused Plaintiffs to suffer loss. Because of Defendants’ Section 14(a) violation, and in an effort to correct against Defendants’ false and misleading proxy materials in advance of the 2025 Annual Meeting, Plaintiffs have incurred substantial proxy solicitation expenses and fees in connection with preparing and issuing Plaintiffs’ own proxy materials. The Company’s proxy card’s omission of Clifford is an essential link in achieving Defendants’ desired electoral outcome.

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149.       By reason of the foregoing, Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-19 promulgated thereunder.

150.       Plaintiffs have no adequate remedy at law.

151.       For these reasons, in addition to damages, injunctive relief should be granted in favor of Plaintiffs.

COUNT IV

(Violation of Shareholder Voting Rights)

(Against All Defendants)

152.       Plaintiffs repeat and reallege each and every allegation as set forth above in this Complaint as if fully set forth herein.

153.       The BCL provides that “[u]pon the application of any person aggrieved by any corporate action, the court may hear and determine the validity of the corporate action.” 15 Pa.C.S. § 1793(a). Corporate actions include, among others, “the election, appointment, designation or other selection and the suspension or removal of directors or officers of a business corporation.” § 1791(a). Corporate actions also include actions “that under the bylaws may be, submitted for action to the shareholders, directors or officers of a business corporation.” Id.

154.       Courts of the Commonwealth have the powers of a court of equity or chancery insofar as those powers relate to the supervision and control of corporations under 15 Pa.C.S § 104 and have the power and authority to redress legal grievances in accordance with applicable supplemental general principles of law in accordance with 15 Pa.C.S. § 110.

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155.       Defendants’ adoption of the Board Reduction Scheme is a corporate action because it constitutes the “election” or “other selection” of a director, and because it is an action that under the Bylaws may be acted upon by directors.

156.       As shareholders of PENN, Plaintiffs are persons “aggrieved” by Defendants’ conduct seeking to entrench themselves and prevent Plaintiffs, and other PENN shareholders, from effectively exercising their voting rights in a contested election for directors.

157.       Accordingly, this Court has the authority pursuant to 15 Pa.C.S. §§ 104, 110 and 1793 to determine the validity of the Board Reduction Scheme.

158.       The Board Reduction Scheme is invalid under Pennsylvania Law because it is designed to entrench, and would have the effect of entrenching, the existing Board and management, and is designed to interfere with, and would interfere with, shareholders’ right to vote by preventing shareholders from electing all three Independent Nominees at the 2025 Annual Meeting.

159.       As a shareholder of PENN, HG Vora is a person “aggrieved” by Defendants’ conduct seeking to entrench themselves and prevent HG Vora, and other PENN shareholders, from effectively exercising their voting rights in a contested election for directors.

160.       Plaintiffs have no adequate remedy at law.

161.       For these reasons, declaratory and injunctive relief should be granted in favor of Plaintiffs

COUNT V

(Breach of Fiduciary Duty)

(Derivatively on Behalf of PENN Against the Director Defendants)

162.       Plaintiffs repeat and reallege each and every allegation as set forth above in this Complaint as if fully set forth herein.

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163.       At all relevant times, the Director Defendants have owed PENN fiduciary duties, including duties of care and loyalty, by virtue of their roles as directors.

164.       The Director Defendants breached their fiduciary duties through the Board Reduction Scheme, which was enacted for the primary purpose of interfering with shareholders’ ability to effectively exercise their voting rights in a contested election for directors by eliminating a Board seat up for election after Plaintiffs had nominated a candidate to fill that seat.

165.       At all relevant times, Plaintiffs have been shareholders of PENN.

166.       Demand is excused pursuant to § 1781(b) because immediate and irreparable harm will occur to the Company because the shareholder vote at the upcoming 2025 Annual Meeting will otherwise take place based on materially false, misleading, and incomplete information, and the Company will not be able to realize the benefits of three new independent directors on its Board unless and until relief is awarded. As the balance of votes will be stacked towards the incumbent directors, their decision making will continue to be insulated from shareholder review and will continue to cause harm to the Company and its shareholders. Time is of the essence, and Plaintiffs do not have months or even weeks to wait while Defendants contemplate a demand. Plaintiffs are therefore entitled to proceed on their derivative claims.

167.       As a result of the Director Defendants’ actions, the Company has been and will be damaged.

168.       Plaintiffs have no adequate remedy at law.

169.       For these reasons, declaratory and injunctive relief should be granted in favor of Plaintiffs.

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COUNT VI

(Violation of 15 Pa.C.S § 1724)

(Against All Defendants)

170.       Plaintiffs repeat and reallege each and every allegation as set forth above in this Complaint as if fully set forth herein.

171.       The BCL provides that “[u]pon the application of any person aggrieved by any corporate action, the court may hear and determine the validity of the corporate action.” 15 Pa.C.S. § 1793(a). Corporate actions include, among others, “the election, appointment, designation or other selection and the suspension or removal of directors or officers of a business corporation.” § 1791(a). Corporate actions also include actions “that under the bylaws may be, submitted for action to the shareholders, directors or officers of a business corporation.” Id.

172.       Courts of the Commonwealth have the powers of a court of equity or chancery insofar as those powers relate to the supervision and control of corporations under 15 Pa.C.S § 104 and have the power and authority to redress legal grievances in accordance with applicable supplemental general principles of law in accordance with 15 Pa.C.S. § 110.

173.       Defendants’ adoption of the Board Reduction Scheme is a corporate action because it constitutes the “election” or “other selection” of a director, and because it is an action that under the Bylaws may be acted upon by directors.

174.       As shareholders of PENN, Plaintiffs are persons “aggrieved” by Defendants’ conduct seeking to entrench themselves and prevent Plaintiffs, and other PENN shareholders, from effectively exercising their voting rights in a contested election for directors.

175.       Accordingly, this Court has the authority pursuant to 15 Pa.C.S. §§ 104, 110 and 1793 to determine the validity of the Board Reduction Scheme.

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176.       The BCL provides that, for corporations that have classified boards of directors, each class “shall be as nearly equal in number as possible.” 15 Pa.C.S § 1724(b)(1). PENN’s Articles similarly provides that directors “shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible….”

177.       PENN had three classes of directors, each with three seats. By purporting to eliminate one of the Class II seats, Defendants caused the classes to become unequal in number, thereby violating the statutory requirements of § 1724 as well as Article 6(a) of PENN’s Articles.

178.       Plaintiffs have no adequate remedy at law.

179.       For these reasons, declaratory and injunctive relief should be granted in favor of Plaintiffs.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs request that this Court enter an Order:

A.	Declaring that the Board Reduction Scheme is invalid;
B.	Ordering Defendants to issue corrective disclosures;
C.	Ordering Defendants to include all three of HG Vora’s Independent Nominees on their proxy card;
D.	Ordering the Company to allow shareholders an opportunity to elect all three of the Independent Nominees at the 2025 Annual Meeting, or, failing that, holding a special election or otherwise providing shareholders an opportunity to vote on a third Class II Director whose term will end in 2028, as soon as practicable;
E.	Enjoining Defendants from changing the size of the Board or classes thereof in violation of Pennsylvania law through the 2028 annual meeting;
F.	Awarding Plaintiffs damages in an amount to be determined at trial;

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G.	Awarding Plaintiffs their costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and
H.	Granting Plaintiffs such other and further relief as this Court may deem just and proper.

Dated: May 7, 2025	/s/ DANIEL E. RHYNHART

DANIEL E. RHYNHART (PA Bar No. 78248)

Michael E. Swartz (pro hac vice forthcoming)

Manisha M. Sheth (pro hac vice forthcoming)

QUINN EMANUEL URQUHART & SULLIVAN LLP

295 5th Avenue, 9th Floor

New York, New York 10016

Tel: 212-849-7000

michaelswartz@quinnemanuel.com

manishasheth@quinnemanuel.com

Daniel E. Rhynhart (PA Bar No. 78248)

BLANK ROME LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Tel: 215-569-5371

dan.rhynhart@blankrome.com

Richard M. Brand (pro hac vice forthcoming)

WHITE & CASE LLP

1221 6th Avenue

New York, New York 10020

Tel: 212-819-8200

richard.brand@whitecase.com

Counsel for Plaintiffs HG Vora Capital Management, LLC, HG Vora Special Opportunities Master Fund, Ltd., and Downriver Series LP – Segregated Portfolio C

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Contacts

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(877) 629-6355

Media

Jonathan Gasthalter/Nathaniel Garnick/Iain Hughes

Gasthalter & Co.

(212) 257-4170

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Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements” that can be identified by the fact that they do not relate strictly to historical or current facts. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if HG Vora’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by HG Vora that the future plans, estimates or expectations contemplated will ever be achieved. The information herein does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person.

Certain Information Concerning the Participants

HG Vora and the other Participants (as defined below) are filing a preliminary proxy statement and accompanying gold universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of its slate of director nominees at the 2025 annual meeting of shareholders (the “2025 Annual Meeting”) of PENN Entertainment, Inc. (“PENN”).

The participants in the proxy solicitation are currently anticipated to be HG Vora Special Opportunities Master Fund, Ltd. (“Master Fund”), Downriver Series LP – Segregated Portfolio C (“Downriver”), HG Vora Capital Management, LLC (the “Investment Manager”), Parag Vora (“Mr. Vora” and, collectively with Master Fund, Downriver and the Investment Manager, “HG Vora”), Johnny Hartnett, Carlos Ruisanchez and William Clifford (collectively all of the foregoing, the “Participants”).

As of the date hereof, (i) Master Fund directly owns 3,825,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of PENN, including 100 shares of Common Stock as the record holder and (ii) Downriver directly owns 3,425,000 shares of Common Stock, including 100 shares of Common Stock as the record holder (collectively, the 7,250,000 shares of Common Stock owned by Master Fund and Downriver, the “HG Vora Shares”). The HG Vora Shares collectively represent approximately 4.80% of the outstanding shares of Common Stock, based on the 150,852,769 shares of Common Stock outstanding as of April 24, 2025, as disclosed by PENN on its proxy statement for the 2025 Annual Meeting. The Investment Manager is the investment manager of Master Fund and Downriver, each of which have delegated all investment and voting decisions to the Investment Manager. Mr. Vora is the manager of the Investment Manager and has authority over day-to-day operations and investment and voting decisions, including with respect to the HG Vora Shares, of the Investment Manager. Each of the Investment Manager and Mr. Vora may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the HG Vora Shares and indirect ownership thereof. Mr. Ruisanchez directly owns 3,150 shares of Common Stock. Neither Mr. Clifford nor Mr. Hartnett beneficially own any shares of Common Stock. Certain of the Participants are also from time to time party to certain derivative instruments that provide economic exposure to PENN’s Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

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Important Information and Where to Find It

HG VORA STRONGLY ADVISES ALL SHAREHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS WILL ALSO BE AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036 (SHAREHOLDERS CAN CALL TOLL-FREE: (877) 629-6355).

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